Exhibit (h)(3)(b)

INVESTMENT MANAGEMENT FEE WAIVER AGREEMENT

ALLIANCEBERNSTEIN L.P.

66 Hudson Boulevard East

New York, New York 10001

November 7, 2025

Sanford C. Bernstein Fund, Inc.

66 Hudson Boulevard

New York, New York 10001

Dear Sirs:

AllianceBemstein L.P. herewith confirms our agreement with you as follows:

1.       You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Investment Management Agreement dated as of November 13, 2019 (the “Advisory Agreement”), as amended, you have employed us to manage the investment and reinvestment of such assets with respect to AB Core Bond Portfolio (formerly, Intermediate Duration Portfolio) (the “Portfolio”).

2.       We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Advisory Agreement (“Advisory Fee”). We agree that, through January 31, 2027, the Advisory Fee shall be waived by 0.15% of its contractual level of the Portfolio’s average daily net assets payable monthly at an annualized rate.

3.       Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after January 31, 2027; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after January 31, 2027 or, except as expressly set fo11h herein, prior to such date.

4.       This Agreement shall become effective on the date hereof and remain in effect until January 31, 2027 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days’ notice prior to January 31, 2027 or the date of any subsequent yearly continuation of this Agreement.

5.       This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,
ALLIANCEBERNSTEIN L.P.

By: /s/ Nancy E. Hay
Nancy E. Hay
Assistant Secretary

Agreed to and accepted
as of the date first set forth above.

Sanford C. Bernstein Fund, Inc.

By: /s/ Stephen J. Laffey
Stephen J. Laffey
Assistant Secretary